Exhibit 5.1

Keith N. Hamilton-attorney at law, pllc

1844 South 3850 West	Phone: 801-447-6462
Suite B	Cell: 801-201-8786
Salt Lake City, UT 84104	Fax: 888-296-8392
E-mail: keith@knhamilton.com

February 1, 2016

ALL SOFT GELS, INC.
3904 West 3930 South
Salt Lake City, Utah 84120-4159

Re: Registration Statement S-1

Gentlemen:

You have requested that we furnish you my legal opinion with respect to the legality of the following described securities All Soft Gels, Inc. (the "Company") covered by the Registration Statement on Form S-1 (the "Registration Statement"), filed on February 1, 2016, with the Securities and Exchange Commission which relates to the resale of 4,000,000 shares of common stock, $0.001 par value (the "Shares") of the Company.

In connection with this opinion, I have examined the corporate records of the Company, including the Company's Articles of Incorporation, and Bylaws, the Registration Statement, and such other documents and records as I deemed relevant in order to render this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

Based upon the foregoing and in reliance thereof, it is my opinion that the outstanding Shares described in the Registration Statement, are legally issued, fully paid and non-assessable. This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the referenced Registration Statement.

I express no opinion as to the laws of any state or jurisdiction other than the laws governing corporations of the State of Nevada (including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding our firm and use of our name under the heading "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

Sincerely,

/s/ Keith N. Hamilton
Keith N. Hamilton—Attorney at Law, PLLC